Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, April 28, 2020 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal second quarter ended March 31, 2020.

Consolidated revenue of $566.4 million increased 3% compared to the prior year quarter revenue of $549.6 million.

Income from continuing operations totaled $0.9 million, or $0.02 per share, compared to $6.5 million, or $0.15 per share, in the prior year quarter. Current year results included loss from debt extinguishment of $6.7 million ($5.2 million, net of tax, or $0.12 per share), restructuring charges of $3.1 million ($3.0 million, net of tax, or $0.07 per share), acquisition costs of $3.0 million ($2.3 million, net of tax, or $0.05 per share), and discrete and certain other tax benefits, net, that affect comparability of approximately $1.4 million or $0.03 per share. Prior year quarter results included discrete and certain other tax benefits, net, that affect comparability of $0.1 million or $0.00 per share. Excluding these items, current income from continuing operations would have been $10.1 million, or $0.23 per share, compared to $6.4 million, or $0.15 per share, in the prior year quarter, a 53% increase.

Adjusted EBITDA was $48.0 million, increasing 13% from the prior year quarter of $42.5 million. Unallocated amounts (primarily corporate overhead) in the second quarter of 2020 and 2019, respectively, were $11.9 million and $11.2 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $59.9 million in the second quarter of 2020, increasing 12% from the prior year of $53.7 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).

Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "Griffon has entered the unprecedented COVID-19 pandemic from a position of strength on an operational and competitive basis. Our positive momentum, along with enhanced liquidity and a reinforced balance sheet, will enable our businesses to manage the near-term effects of the current environment while continuing to make the necessary investments to execute our strategic growth plan and drive long-term shareholder value."

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter of $274.9 million decreased 4% compared to the prior year period, driven by decreased volume of 7%, primarily due to prior year new product load-ins and the unfavorable impact of COVID-19 in the UK, and an unfavorable impact of foreign exchange of 1%, partially offset by favorable price and mix of 2% and incremental revenue from the Apta acquisition of 2%.

CPP Adjusted EBITDA in the current quarter was $25.0 million, decreasing 13% from the prior year quarter primarily due to the reduced revenue noted above and increased tariffs. For the quarter ended March 31, 2020, EBITDA reflects an unfavorable foreign exchange impact of 1%. Adjusted EBITDA margin was 9.1% in the current quarter compared to 9.9% in the prior year quarter.

On November 29, 2019, AMES acquired Vatre Group Limited ("Apta"), a leading United Kingdom supplier of innovative garden pottery and associated products sold to leading UK and Ireland garden centers for approximately $10.5 million. This acquisition broadens AMES' product offerings in the market and increases its in-country operational footprint.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations.

This initiative includes three key development areas. First, multiple independent information systems will be unified into a single data and analytics platform which will serve the whole CPP U.S. enterprise. Second, certain CPP U.S. operations will be consolidated to optimize facilities footprint and talent. Third, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth.

The roll-out of the new business platform will occur over approximately a three-year period, with completion expected by the end of calendar 2022. When fully implemented, these actions will result in an annual cash savings of $15 million to $20 million, and a $20 million to $25 million reduction in inventory, both based on operating levels at the beginning of the initiative.

The cost to implement this new business platform, over the three-year duration of the project, will include approximately $35 million of one-time charges and approximately $40 million in capital investments. The one-time charges are comprised of $16 million of cash charges, which includes $12 million of personnel-related costs such as training, severance, and duplicate personnel costs, as well as $4 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and primarily relate to asset write-downs.

In addition to the growth, efficiency and competitive benefits, this initiative is expected to increase our operating margin and free cash flow.

In connection with this initiative, during the six months ended March 31, 2020 CPP incurred pre-tax restructuring and other related exit costs approximating $9.5 million, comprised of cash charges of approximately $4.8 million and non-cash, asset-related charges of $4.7 million; the cash charges included $3.8 million for one-time termination benefits and other personnel-related costs and $1.1 million for facility exit costs.

Home and Building Products ("HBP")
HBP revenue in the current quarter totaling $209.8 million increased 12% from the prior year quarter, due to increased volume of 9% with an additional 3% due to favorable mix and price.

HBP Adjusted EBITDA in the current quarter was $30.6 million, increasing 52% from the prior year quarter, primarily from the increased revenue noted above including mix, pricing and volume related benefits on absorption, as well as improved operational efficiencies. Adjusted EBITDA margin was 14.6% in the current quarter compared to 10.8% in the prior year quarter.

Defense Electronics ("DE")
DE revenue in the current quarter totaled $81.6 million, increasing 9% from the prior year quarter, primarily due to increased volume of airborne and maritime surveillance systems.

DE Adjusted EBITDA in the current quarter was $4.2 million, decreasing 14% from the prior year quarter, primarily driven by product mix, increased operating expenses associated with the timing of bid and proposal efforts, partially offset by the increased sales volume noted above. Adjusted EBITDA margin was 5.2% in the current quarter compared to 6.6% in the prior year quarter.

Contract backlog was $332 million at March 31, 2020, compared to $389 million at September 30, 2019, with 73% expected to be fulfilled in the next 12 months. During the year, DE was awarded several new contracts and received incremental funding on existing contracts approximating $90 million, which translates into a 0.9 book-to-bill ratio for the trailing twelve months.

Taxes
The Company reported pretax income for the quarters ended March 31, 2020 and 2019, respectively, and recognized tax provisions of 69.4% and 33.0%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2020 and 2019 were 35.9% and 34.0%, respectively. The current year-to-date effective tax rate was 42.1% and the rate excluding all items that affect comparability was 34.4%.

Balance Sheet and Capital Expenditures
At March 31, 2020, the Company had cash and equivalents of $69.0 million and total debt outstanding of $1.23 billion, resulting in a net debt position of $1.16 billion. Borrowing availability under the revolving credit facility was $195.1 million subject to certain loan covenants. Capital expenditures were $9.3 million for the quarter ended March 31, 2020.

Share Repurchases
As of March 31, 2020, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There have been no purchases under these authorizations to date in fiscal 2020.

Conference Call Information
The Company will hold a conference call today, April 28, 2020, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13702582. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Tuesday, April 28, 2020 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13702582. The replay will be available through May 12, 2020 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act of 2017. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•
CPP conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•
HBP conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•
Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2020	2019	2020	2019
Consumer and Professional Products	$274,912	$287,732	$515,988	$504,206
Home and Building Products	209,829	186,799	451,210	410,094
Defense Electronics	81,609	75,102	147,590	145,855
Total consolidated net sales	$566,350	$549,633	$1,114,788	$1,060,155

ADJUSTED EBITDA
Consumer and Professional Products	$25,027	$28,616	$46,953	$49,181
Home and Building Products	30,635	20,137	71,336	51,432
Defense Electronics	4,248	4,936	8,723	9,721
Total	59,910	53,689	127,012	110,334
Unallocated amounts, excluding depreciation*	(11,947)	(11,208)	(23,889)	(22,472)
Adjusted EBITDA	47,963	42,481	103,123	87,862
Net interest expense	(16,561)	(17,305)	(32,511)	(33,636)
Depreciation and amortization	(15,719)	(15,492)	(31,544)	(30,577)
Loss from debt extinguishment	(6,690)	—	(6,690)	—
Restructuring charges	(3,104)	—	(9,538)	—
Acquisition costs	(2,960)	—	(2,960)	—
Income before taxes from continuing operations	$2,929	$9,684	$19,880	$23,649
* Primarily Corporate Overhead

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
DEPRECIATION and AMORTIZATION	2020	2019	2020	2019
Segment:
Consumer and Professional Products	$8,222	$8,184	$16,453	$15,990
Home and Building Products	4,668	4,548	9,468	9,057
Defense Electronics	2,676	2,621	5,320	5,257
Total segment depreciation and amortization	15,566	15,353	31,241	30,304
Corporate	153	139	303	273
Total consolidated depreciation and amortization	$15,719	$15,492	$31,544	$30,577

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenue	$566,350	$549,633	$1,114,788	$1,060,155
Cost of goods and services	414,318	412,129	812,835	779,605
Gross profit	152,032	137,504	301,953	280,550

Selling, general and administrative expenses	126,467	111,783	244,265	225,537

Income from operations	25,565	25,721	57,688	55,013

Other income (expense)
Interest expense	(16,871)	(17,517)	(33,082)	(34,046)
Interest income	310	212	571	410
Loss from debt extinguishment, net	(6,690)	—	(6,690)	—
Other, net	615	1,268	1,393	2,272
Total other expense, net	(22,636)	(16,037)	(37,808)	(31,364)

Income before taxes from continuing operations	2,929	9,684	19,880	23,649
Provision from income taxes	2,034	3,194	8,373	8,406
Income from continuing operations	$895	$6,490	$11,507	$15,243

Discontinued operations:
Loss from operations of discontinued operations	—	(11,000)	—	(11,000)
Benefit for income taxes	—	(3,354)	—	(3,354)
Loss from discontinued operations	—	(7,646)	—	(7,646)
Net income (loss)	$895	$(1,156)	$11,507	$7,597

Income (loss) from continuing operations	$0.02	$0.16	$0.28	$0.37
Income (loss) from discontinued operations	—	(0.19)	—	(0.19)
Basic earnings per common share	$0.02	$(0.03)	$0.28	$0.19

Basic weighted-average shares outstanding	41,565	40,949	41,369	40,849

Income from continuing operations	$0.02	$0.15	$0.26	$0.36
Income (loss) from discontinued operations	—	(0.18)	—	(0.18)
Diluted earnings per common share	$0.02	$(0.03)	$0.26	$0.18

Diluted weighted-average shares outstanding	43,734	42,832	43,826	42,376

Dividends paid per common share	$0.0750	$0.0725	$0.1500	$0.1450

Net income (loss)	$895	$(1,156)	$11,507	$7,597
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(16,471)	2,885	(10,001)	(2,851)
Pension and other post retirement plans	669	184	1,341	368
Change in cash flow hedges	968	(189)	667	(87)
Total other comprehensive income (loss), net of taxes	(14,834)	2,880	(7,993)	(2,570)
Comprehensive income (loss), net	$(13,939)	$1,724	$3,514	$5,027

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2020	September 30, 2019
CURRENT ASSETS
Cash and equivalents	$69,024	$72,377
Accounts receivable, net of allowances of $12,681 and $7,881	335,033	264,450
Contract costs and recognized income not yet billed, net of progress payments of $22,294 and $13,861	94,495	105,111
Inventories	462,119	442,121
Prepaid and other current assets	42,723	40,799
Assets of discontinued operations	321	321
Total Current Assets	1,003,715	925,179
PROPERTY, PLANT AND EQUIPMENT, net	335,820	337,326
OPERATING LEASE RIGHT-OF-USE ASSETS	156,258	—
GOODWILL	436,782	437,067
INTANGIBLE ASSETS, net	353,743	356,639
OTHER ASSETS	29,556	15,840
ASSETS OF DISCONTINUED OPERATIONS	2,873	2,888
Total Assets	$2,318,747	$2,074,939

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,470	$10,525
Accounts payable	228,674	250,576
Accrued liabilities	118,479	124,665
Current portion of operating lease liabilities	28,047	—
Liabilities of discontinued operations	2,450	4,333
Total Current Liabilities	387,120	390,099
LONG-TERM DEBT, net	1,216,226	1,093,749
LONG-TERM OPERATING LEASE LIABILITIES	133,498	—
OTHER LIABILITIES	102,295	109,997
LIABILITIES OF DISCONTINUED OPERATIONS	3,154	3,331
Total Liabilities	1,842,293	1,597,176
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	476,454	477,763
Total Liabilities and Shareholders’ Equity	$2,318,747	$2,074,939

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,507	$7,597
Net loss from discontinued operations	—	7,646
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	31,544	30,577
Stock-based compensation	8,302	7,500
Asset impairment charges - restructuring	4,388	—
Provision for losses on accounts receivable	596	316
Amortization of debt discounts and issuance costs	2,267	2,841
Loss from debt extinguishment, net	6,690	—
Deferred income taxes	408	(865)
Gain on sale of assets and investments	(274)	(137)
Non-cash lease expense	18,739	—
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(61,815)	(47,669)
Increase in inventories	(20,958)	(37,852)
(Increase) decrease in prepaid and other assets	(6,005)	2,323
Decrease in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(56,792)	(28,945)
Other changes, net	560	1,662
Net cash used in operating activities	(60,843)	(55,006)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(22,519)	(17,418)
Acquired businesses, net of cash acquired	(10,531)	(9,219)
Insurance payments	—	(10,604)
Proceeds from sale of assets	290	62
Investment purchase	—	(149)
Net cash used in investing activities	(32,760)	(37,328)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,349)	(6,847)
Purchase of shares for treasury	(7,479)	(1,478)
Proceeds from long-term debt	1,061,343	143,101
Payments of long-term debt	(939,071)	(48,169)
Financing costs	(13,176)	(945)
Contingent consideration for acquired businesses	—	(1,686)
Other, net	83	83
Net cash provided by financing activities	94,351	84,059

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended March 31,
	2020	2019
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,994)	(3,438)
Net cash used in investing activities	—	—
Net cash used in financing activities	—	—

Net cash used in discontinued operations	(1,994)	(3,438)
Effect of exchange rate changes on cash and equivalents	(2,107)	(66)
NET DECREASE IN CASH AND EQUIVALENTS	(3,353)	(11,779)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,377	69,758
CASH AND EQUIVALENTS AT END OF PERIOD	$69,024	$57,979

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2020	2019	2020	2019
Income from continuing operations	$895	$6,490	$11,507	$15,243

Adjusting items:
Loss from debt extinguishment	6,690	—	6,690	—
Restructuring charges	3,104	—	9,538	—
Acquisition costs	2,960	—	2,960	—
Tax impact of above item	(2,183)	—	(4,469)	—
Discrete and certain other tax provisions (benefits), net	(1,413)	(97)	(580)	370

Adjusted income from continuing operations	$10,053	$6,393	$25,646	$15,613

Diluted earnings per common share	$0.02	$0.15	$0.26	$0.36

Adjusting items, net of tax:
Loss from debt extinguishment	0.12	—	0.12	—
Restructuring charges	0.07	—	0.16	—
Acquisition costs	0.05	—	0.05	—
Discrete and certain other tax provisions (benefits), net	(0.03)	—	(0.01)	0.01

Adjusted earnings per common share	$0.23	$0.15	$0.59	$0.37

Weighted-average shares outstanding (in thousands)	43,734	42,832	43,826	42,376

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.